Exhibit 99 1201 S. Second Street Milwaukee, WI 53204 USA Fax: 414.382.5560
News Release

Contact	John Bernaden Media Relations Rockwell Automation 414-382-2555	Tim Oliver Investor Relations Rockwell Automation 414-382-8510

Rockwell Automation Reports Third Quarter Results

o	Diluted EPS from continuing operations increased 22 percent to $0.83

o	Organic revenue growth of 13 percent

o	Free Cash Flow of $154 million

o	Trailing four quarter after-tax ROIC increased nearly 4 percentage points to over 21 percent

MILWAUKEE (July 26, 2006) – Rockwell Automation, Inc. (NYSE: ROK), a leading global provider of industrial automation power, control and information solutions, today reported fiscal 2006 third quarter income from continuing operations of $149.0 million ($0.83 per share) compared to $127.3 million ($0.68 per share) in fiscal 2005.

Sales for the third quarter were $1,428.4 million, up 13 percent compared to $1,264.7 million in the third quarter of 2005. Adjusted for the impact of currency translation, sales increased 12 percent. Segment operating earnings in the third quarter were $258.7 million, up 17 percent compared to $221.2 million in the third quarter of 2005.

Keith D. Nosbusch, chairman and chief executive officer, said, “Our solid third quarter results again validate the strength and durability of our business model. We saw increasing evidence that previous growth investments targeted at expanding our served market and enhancing market access are delivering results. Our businesses again

1

captured share and outperformed our underlying global markets. During the quarter we further increased the level of reinvestment in order to accelerate and extend organic growth. The benefits of these investments will occur in future periods.”

Nosbusch continued, “Our entire organization is focused on driving organic growth. Rockwell Automation’s high-return business model makes maximizing organic revenue growth our most potent value creation strategy. Sustaining above-market rates of growth requires that we supplement the current extraordinary growth in our power-centric end markets with more diverse and less cyclical sources of revenue. We are redoubling our efforts to drive more growth from consumer-facing end markets, emerging economies and our integrated control and information platform.”

Outlook

The Company now expects its full year 2006 results to modestly exceed its prior guidance of 11% revenue growth and EPS from continuing operations of $3.25.

Following is a discussion of third quarter results for each business.

Control Systems

Control Systems third quarter sales were $1,166.1 million, an increase of 13 percent compared to $1,035.4 million in 2005. Currency translation increased reported revenue growth by about 1 percentage point. Growth remained very strong in the U.S., Latin America, China and India, and results improved significantly in Europe. The Logix integrated architecture platform grew by more than 20 percent in the quarter and is now up approximately 22 percent for the year. Segment operating earnings were $216.3 million, an

2

increase of 15 percent compared to $188.6 million in the third quarter of 2005. Profitability benefited from volume, productivity efforts, and price, partially offset by higher spending on growth initiatives, inflation, and unfavorable mix. Control Systems return on sales was 18.5 percent in the third quarter of 2006 compared to 18.2 percent in 2005.

Power Systems

Power Systems third quarter sales were $262.3 million, an increase of 14 percent compared to sales of $229.3 million in the 2005 third quarter. Segment operating earnings increased 30 percent to $42.4 million, compared to $32.6 million in the third quarter of 2005. The increase in segment operating earnings was attributable to higher volume, productivity improvements, and net price increases, partially offset by inflation. Power Systems return on sales was 16.2 percent in the third quarter of 2006 compared to 14.2 percent in 2005.

In June, the Company announced that it intends to divest the Dodge mechanical and Reliance Electric motors and motor repair services businesses that comprise nearly all of the Power Systems reporting segment. The divestiture process is underway and is progressing as expected.

General Corporate – Net

Third quarter general corporate expenses were $21.2 million compared to $15.9 million in the 2005 third quarter. Contributing to the increase was the inclusion of stock compensation expense.

3

Income Taxes

The effective tax rate for the third quarter of 2006 was 32.1 percent versus an effective tax rate for the third quarter of 2005 of 33.4 percent. For the full year 2006 the company expects an effective tax rate of approximately 33 percent.

Free Cash Flow

Free cash flow for the third quarter of 2006 was $154.1 million, compared to $157.7 million in the third quarter of 2005. Higher earnings were offset by increased working capital and capital spending.

Free cash flow and ROIC are non-GAAP measures that are defined in the attachments to this release under “Other Supplemental Information”.

A conference call to discuss financial results will take place at 10 a.m. EDT July 26. The call will be webcast and accessible via the Rockwell Automation website (www.rockwellautomation.com).

This news release contains statements (including certain projections and business trends) accompanied by such phrases as “believe”, “estimate”, “expect”, “anticipate”, “will”, “intend” and other similar expressions, that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

o	economic and political changes in global markets where we compete, such as currency exchange rates, inflation rates, interest rates, recession, local laws, regulations and policies of foreign governments and other external factors we cannot control;

o	successful development of advanced technologies, demand for and market acceptance of new and existing products;

o	general global and regional economic, business or industry conditions, including levels of capital spending in industrial markets;

o	the availability, effectiveness and security of our information technology systems;

4

o	competitive product and pricing pressures;

o	disruption of our operations due to natural disasters, acts of war, strikes, terrorism, or other causes;

o	intellectual property infringement claims by others and the ability to protect our intellectual property;

o	regulatory and legislative changes related to the reporting and funding of pension and health care obligations;

o	our ability to successfully address claims by taxing authorities in the various jurisdictions where we do business;

o	our ability to attract and retain qualified personnel;

o	the uncertainties of litigation;

o	disruption of our North American distribution channel;

o	the availability and price of components and materials; and

o	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Rockwell Automation, Inc. (NYSE: ROK), is a leading global provider of industrial automation power, control and information solutions that help customers meet their manufacturing productivity objectives. The company brings together leading brands in industrial automation for Complete Automation solutions, including Allen-Bradley® controls and services, Dodge® mechanical power transmission products, Reliance® motors and drives, and Rockwell Software® factory management software. Headquartered in Milwaukee, Wisc., the company employs about 21,000 people serving customers in more than 80 countries.

5

ROCKWELL AUTOMATION, INC. SALES AND EARNINGS INFORMATION (in millions, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Sales
Control Systems	$1,166.1	$1,035.4	$3,362.5	$3,019.5
Power Systems	262.3	229.3	745.2	648.5

Total sales	$1,428.4	$1,264.7	$4,107.7	$3,668.0

Segment Operating Earnings
Control Systems	$216.3	$188.6	$644.5	$565.4
Power Systems	42.4	32.6	121.0	88.1

Total segment operating earnings	258.7	221.2	765.5	653.5

Purchase accounting depreciation and amortization	(3.6)	(2.4)	(10.6)	(12.6)
General corporate - net	(21.2)	(15.9)	(68.3)	(55.2)
Interest expense	(14.3)	(11.7)	(42.3)	(34.3)

Income from continuing operations before income taxes	219.6	191.2	644.3	551.4
Income tax provision	(70.6)	(63.9)	(200.1)	(159.5)

Income from continuing operations	149.0	127.3	444.2	391.9
Income from discontinued operations	–	–	(3.0)	18.8

Net income	$149.0	$127.3	$441.2	$410.7

Diluted Earnings Per Share
Continuing operations	$0.83	$0.68	$2.46	$2.08
Discontinued operations	–	–	(0.02)	0.10

Net Income	$0.83	$0.68	$2.44	$2.18

Average Diluted Shares	179.8	186.4	180.9	188.2

Page 6
ROCKWELL AUTOMATION, INC. CONDENSED BALANCE SHEET (in millions)

	June 30, 2006	September 30, 2005
Assets
Cash and cash equivalents	$338.9	$463.6
Receivables	867.9	799.6
Inventories	614.2	569.9
Deferred income taxes	189.0	169.4
Other current assets	176.8	184.0

Total current assets	2,186.8	2,186.5
Property, net	650.3	774.5
Goodwill	834.9	811.9
Other intangible assets, net	327.7	307.0
Deferred income taxes	73.4	66.3
Prepaid pension	607.3	200.5
Other assets	133.9	178.4

Total	$4,814.3	$4,525.1

Liabilities and Shareowners' Equity
Short-term debt	$152.2	$1.2
Accounts payable	395.3	388.5
Compensation and benefits	173.5	214.4
Income taxes payable	38.3	5.4
Other current liabilities	422.5	331.3

Total current liabilities	1,181.8	940.8
Long-term debt	745.1	748.2
Retirement benefits	1,000.0	977.5
Other liabilities	251.2	209.5
Shareowners' equity	1,636.2	1,649.1

Total	$4,814.3	$4,525.1

ROCKWELL AUTOMATION, INC. CONDENSED CASH FLOW INFORMATION (in millions)

	Nine Months Ended June 30,
	2006	2005
Continuing Operations:

Operating Activities:
Net income	$441.2	$410.7
Loss (income) from discontinued operations	3.0	(18.8)

Income from continuing operations	444.2	391.9

Adjustments to arrive at cash provided by operating activities:
Depreciation	97.8	111.2
Amortization of intangible assets	18.5	16.0
Share-based compensation expense	21.9	–
Retirement benefit expense	88.2	66.7
Pension trust contributions	(466.5)	(62.9)
Net loss on disposition of property and business	2.5	2.0
Income tax benefit from the exercise of stock options	1.0	59.3
Excess income tax benefit from the exercise of stock options	(45.9)	–
Changes in assets and liabilities, excluding effects of foreign currency adjustments:
Receivables	(57.5)	(15.0)
Inventories	(44.2)	(17.7)
Accounts payable	(1.0)	(30.8)
Compensation and benefits	(41.9)	(44.4)
Income taxes	108.8	7.1
Other assets and liabilities	12.6	(17.9)

Cash provided by operating activities	138.5	465.5

Investing Activities:
Capital expenditures	(93.7)	(85.7)
Acquisition of businesses	(39.5)	–
Proceeds from sale of property and business	171.0	7.5
Other investing activities	(6.4)	(0.7)

Cash provided by (used for) investing activities	31.4	(78.9)

Financing Activities:
Net issuance of short-term debt	151.0	–
Cash dividends	(120.1)	(102.0)
Purchases of treasury stock	(424.4)	(390.3)
Proceeds from the exercise of stock options	56.7	87.8
Excess income tax benefit from the exercise of stock options	45.9	–
Other financing activities	(0.5)	(1.2)

Cash used for financing activities	(291.4)	(405.7)

Effect of exchange rate changes on cash	(3.2)	(5.8)

Cash used for continuing operations	(124.7)	(24.9)

Discontinued Operations:
Cash provided by discontinued operating activities	–	19.9

Decrease in cash and cash equivalents	$(124.7)	$(5.0)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Free Cash Flow

Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In the first quarter of 2006 we adopted SFAS 123(R), which requires that we report excess tax benefits from the exercise of stock options as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our operating cash flow to present free cash flow on a basis that is consistent with our historical presentation.

In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.

The following table summarizes free cash flow by quarter:

	Quarter Ended
	June 30, 2005	Sept. 30, 2005	Dec. 31, 2005	March 31, 2006	June 30, 2006
Cash provided by (used for) operating activities	$181.0	$173.4	$(197.5)	$155.1	$180.9
Capital expenditures	(23.3)	(38.4)	(27.2)	(32.1)	(34.4)
Tax benefit from stock option exercises	–	–	11.3	27.0	7.6

Free cash flow	$157.7	$135.0	$(213.4)	$150.0	$154.1

Effect of Changes in Currency Exchange Rates on Sales

Our press release contains information regarding the effect of changes in currency exchange rates on sales, which is a non-GAAP measure. Management believes this provides useful information to investors because it reflects regional performance from our activities without the effect of changes in currency rates. Management uses sales excluding the effect of changes in currency exchange rates as one measure to monitor and evaluate our regional performance. Sales are attributed to the geographic regions based on the country of destination.

The following is a reconciliation of reported sales to sales excluding the effect of changes in currency exchange rates for the three and nine months ended June 30, 2006 compared to sales for the three and nine months ended June 30, 2005:

	Three Months Ended June 30,				Nine Months Ended June 30,
	2006			2005	2006			2005
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States and Canada	$986.9	$(12.4)	$974.5	$871.3	$2,863.9	$(23.3)	$2,840.6	$2,503.8
Europe, Middle East, Africa	221.6	0.8	222.4	208.0	617.3	34.5	651.8	621.7
Asia-Pacific	147.1	0.2	147.3	126.7	414.4	1.6	416.0	374.4
Latin America	72.8	(2.7)	70.1	58.7	212.1	(13.1)	199.0	168.1

Total	$1,428.4	$(14.1)	$1,414.3	$1,264.7	$4,107.7	$(0.3)	$4,107.4	$3,668.0

The following is a reconciliation for the Control Systems segment of reported sales to sales excluding the effect of changes in currency exchange rates for the three and nine months ended June 30, 2006 compared to sales for the three and nine months ended:

	Three Months Ended June 30,				Nine Months Ended June 30,
	2006			2005	2006			2005
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Sales
United States and Canada	$750.8	$(11.0)	$739.8	$662.8	$2,188.0	$(20.6)	$2,167.4	$1,909.2
Europe, Middle East, Africa	217.2	0.9	218.1	202.6	603.8	34.3	638.1	609.8
Asia-Pacific	131.8	0.5	132.3	118.4	382.1	2.2	384.3	350.3
Latin America	66.3	(2.7)	63.6	51.6	188.6	(12.7)	175.9	150.2

Total	$1,166.1	$(12.3)	$1,153.8	$1,035.4	$3,362.5	$3.2	$3,365.7	$3,019.5

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)

Return On Invested Capital

Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. Management believes that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in its operations. Management uses ROIC as one measure to monitor and evaluate the performance of the company. Our measure of ROIC is likely to differ from that used by other companies. We define ROIC as the percentage resulting from the following calculation:

(a) Income from continuing operations before accounting change, if any, and before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;

(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, cumulative impairments of goodwill and intangibles required under SFAS No. 142, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, multiplied by;

(c) one minus the adjusted effective tax rate for the period, the adjusted effective tax rate is calculated by excluding the effect of extraordinary separately reported tax items in continuing operations.

ROIC is calculated as follows:
	Twelve Months Ended June 30,
	2006	2005
(a) Return
Income from continuing operations	$570.8	$491.6
Interest expense	54.0	45.2
Income tax provision	259.1	186.5
Purchase accounting depreciation and amortization	12.7	19.4

Return	896.6	742.7

(b) Average Invested Capital
Short-term debt	71.7	0.2
Long-term debt	747.6	754.4
Shareowners' equity	1,686.6	1,875.7
Impairments of goodwill and intangibles	108.0	108.0
Accumulated amortization of goodwill and intangibles	675.8	656.5
Cash and cash equivalents	(364.1)	(444.9)

Average invested capital	2,925.6	2,949.9

(c) Adjusted Effective Tax Rate
Income tax provision	259.1	186.5
Separately reported tax items in continuing operations	–	19.7

Income tax provision before separately reported tax
items in continuing operations	259.1	206.2

Income from continuing operations before income taxes	$829.9	$678.1

Adjusted effective tax rate	31.2%	30.4%

(a) / (b) * (1-c) Return On Invested Capital	21.1%	17.5%

Page 10